Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
                                  Cusip No:  52517PMM0

PRICING SUPPLEMENT NO. 291
Trade Date: January 16, 1998, to Prospectus
Supplement dated December 17, 1997
and Prospectus dated December 3, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 99.962%   Initial Interest Rate: 1 month Libor
Commission: .25%                            Telerate pg 3750
	           posted on 1/20/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 1/22/98
(X) LIBOR (1 month)	 Maturity Date:   1/24/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -)  .25%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 24th, commencing on
February 24th, 1998.


The aggregate principal amount of this offering is $15,000,000 and relates only to Pricing Supplement No. 291. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $12,403,325,000 and, to date, including this offering, an aggregate of $11,745,725,000 Medium-Term Notes, Series E has been issued and $7,681,490,000 are outstanding.